UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934
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RBC BEARINGS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RBC Bearings Incorporated
Annual Meeting of Stockholders
September 7, 2011

Supplemental Information Regarding Proposal 4
Advisory Vote on The Compensation Of The Named Executive Officers

Explanatory Note

Commencing on August 25, 2011, RBC Bearings Incorporated (the “Company”) sent the following communication to certain stockholders of the Company.

Purpose of the Outreach

At the 2011 Annual Meeting of Stockholders, the Company’s stockholders will vote on a non-binding proposal to approve the compensation of the Company’s named executive officers for the first time.The Company’s Board of Directors has unanimously recommended that you vote FOR the proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named officers (Item 4). This proposal and the Compensation Discussion & Analysis in the Company’s proxy materials include the relevant information regarding this matter.  In connection with this advisory vote, we are making every effort to assist our stockholders in understanding the advisory vote and to facilitate prompt voting.

Three proxy advisory firms have recently issued voting recommendations with respect to our Say on Pay proposal.  Whilewe are pleased to announce that Glass Lewis & Co. and Egan–Jones Proxy Services, both independent proxy advisory firms have recommended that their clients vote “FOR” our Say on Payproposal,another proxy advisory firm, Institutional Shareholder Services (“ISS”),  has recommended that its clients vote “AGAINST” this proposal. ISS’s analysis of our CEO’s compensation suggests a “pay-for-performance misalignment.”  We believe this to be unfounded and the Company’s executive compensation program and mix of cash and equity awards appropriately rewards our executives for achievement of both short-term and long-term financial and strategic results.

We strongly disagree with ISS’s analysis and believe it is seriously flawed for a number of reasons.

As stated in the “Compensation Discussion & Analysis” section in the Company’s 2011 Proxy Statement, “the Company seeks to attract executive talent by offering competitive base salaries and annual and long-term performance incentive opportunities.  The Company provides incentives that promote both the short and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term incentive grants (primarily stock options and restricted stock) encourage executives to focus on and align themselves with the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation.

For the reasons that follow, in addition to the information set forth under the caption “Executive Compensation” and “Compensation Discussion & Analysis” in the Company’s 2011 Proxy Statement, we again strongly disagree with the ISS analysis and believe thatthe Company’s executive compensation programs do in fact appropriately align executive pay with Company performance and achievement of strategic goals.

Pay for Performance Assessment

The ISS report acknowledges that a significant part of the Company’s compensation is of the “At-Risk” category. This is because it is primarily incentive based. This alone supports a conclusion that a “pay-for-performance misalignment” does not exist.

We believe that the Company’s executive compensation program through its mix of short- and long-term incentive programs and cash and equity awards appropriately rewards our executives for achievement of both short-term and long-term financial and strategic results.In the analyses of our CEO’s compensation by ISS they suggest that a disconnect exists between pay and performance. As acknowledged by ISS, however in its report,73% and 63% of the total compensation package for our CEO consisted of “At-Risk Pay” for FY10 and FY 11 respectively. This performance-based compensation which is considered by ISS to be “At-Risk” is tied to Company financial performance metrics such as EDITDA, as well as the achievement of important strategic and operational plans approved in advance by our Board of Directors. This approach aligns the interests of management with the interests of stockholders. ISS criticizes the lack of advance disclosure of the Company’s plan goals. These plans are not disclosed for legitimate competitive harm reasons.

ISS’s analysis fails to consider actions that aligned pay with performance during the recession. Our incentive compensation plans are challenging and operate as designed.  For example, for FY 10, no non-equity incentive payment was made to the Company’s CEO even though the Board had discretion to do so.  Also, no stock options were awarded to our CEO for FY 11. In addition, due to the economic downturn our CEO took a voluntary base pay reduction which is reflected in the FY 10 number.

We believe the ISS report erroneously uses calculations of the Company’s compensation which are different than those required to be disclosed in our proxy statement.

It is also our understanding that ISS may recommend a vote against the Company’s say on pay proposal based on calculations of our CEO’s compensation that are different than those disclosed in our proxy statement and which we believe are erroneous. As ISS is aware, the advisory vote on compensation required under the Dodd-Frank Wall Street Reform and Consumer Protection Act is a vote on the compensation as disclosed pursuant to Regulation S-K, Item 402. Instead of using the stock option values disclosed in our summary compensation table, ISS uses a different stock option valuations but does not appear to disclose the data source or method of calculation, and we believe are not calculated in accordance with the accounting standards required by Regulation S-K, Item 402 under the Securities Exchange Act of 1934. The Company applies a model that is consistent with SEC and FASB guidance. We believe ISS does not.

Specifically, the ISS report uses stock option values of $0, $1,262,000 and $1,028,000 respectively for FY 11, FY 10 and FY 09. In the summary compensation table, the proxy correctly uses stock option values of $0, $846,000 and $767,000 respectively for FY 11, FY 10 and FY 09.  The ISS report has, therefore, in the opinion of the Company, erroneously overstates the CEO’s compensation in the amounts of $416,000 and $261,000 respectively for FY 10 and FY 09 because it uses stock option valuations that we believe are not calculated in accordance with SEC rules and the audited values disclosed in the Company’s summary compensation table and, therefore, undermines the credibility of ISS’ analysis and vote recommendations.

ISS’s comparative financial data is flawed. ISS’s methodology does not provide an accurate comparison of the CEO’s compensation performance to that of its true peers. ISS’s recommendation is based in part by comparing the CEO’s compensation with that of a group of companies selected by ISS based on the Global Industry Classification Standard (GICS). The Company believes this to be arbitrary and unsupportable. The ISS group includes companies engaged in completely different industries or businesses than the Company, many of which have significantly smaller market capitalizations. The performance of those companies is not relevant to the Company and should not be compared with the CEO’s compensation. Those companies’ businesses are not reflective of the same cyclicality and other circumstances that the Company’s business, and companies in industries related to the Company, generally encounters.  More importantly,the ISS peer group does not include certain companies that are clearly recognized by the investing public as our competitors.

The peers that the Company includes in its selected group are involved in industries related to the Company and similar-size companies in the bearings industry and are far more representative than companies selected from a generic statistical database. A list of these companies is included under “Compensation Discussion & Analysis” in the Company’s 2011 Proxy Statement. When the CEO’s compensation is compared to other companies in its appropriate peer group, such as Kaydon Corporation, the CEO’s compensation measures and compares very favorably when you compare performance metrics related to its peer group over the last five years.

In conclusion, we believe it is clear the CEO’s compensation over the last several year has been closely aligned with performance and compares favorably to CEO compensation of companies in its appropriate peer group. Our Compensation Committee is and has been actively involved in managing pay for performance and has restricted compensation while supporting the steps to improve the performance of the Company has weathered the economic downturn and remained financially strong.

We believe ISS’s recommendations are based on incomplete and inaccurate analysis and we again urge you to vote “FOR” the advisory vote on executive compensation (Item 4).

Your vote is important.    For the reasons set forth above, we believe ISS’s recommendation is based on incomplete and inaccurate analysis and we again urge you to vote “FOR” the advisory vote on executive compensation (Item 4).

If you have any questions or need assistance in voting your shares, please call Georgeson Inc. at 212-440-9800 who is assisting us with this proxy.

Sincerely,

/s/ Thomas J. Williams
Secretary